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                    [LETTERHEAD OF LAZARD FRERES & CO. LLC]

                                                                EXHIBIT 23-g

                                  June 3, 1996

The Board of Directors
SBC Communications Inc.
175 East Houston
San Antonio, TX 78205

                            Re:  Joint Proxy Statement/Prospectus of
                                 SBC Communications Inc. and Pacific
                                 Telesis Group and
                                 Related Registration Statement on
                                 Form S-4 of SBC Communications Inc.

Dear Members of the Board:

        Reference is made to our opinion letter dated June 3, 1996 with respect to the fairness, from a financial point of view, to SBC Communications Inc. ("SBC") of the Exchange Ratio as defined in the first paragraph of such opinion letter pursuant to the Agreement referred to therein.

        The foregoing opinion letter is for the information and assistance of the Board of Directors of SBC in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purposes, nor is it to be filed with or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

        In that regard, we hereby consent to the reference to the opinion of our firm under the captions "Summary -- Opinions Financial Advisors -- SBC" and "The Merger -- Opinions of Financial Advisors -- SBC" and to the inclusion of the foregoing opinion in the above-referenced Joint Proxy Statement/Prospectus included in the above-referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,


                                        Lazard Freres & Co. LLC


                                        By:  /s/ MICHAEL PRICE
                                             --------------------------------
                                             Managing Director